ZALICUS

ZALICUS REPORTS TOP LINE PHASE 2B TRIAL RESULTS WITH SYNAVIVE IN RHEUMATOID ARTHRITIS

Achieves Primary Endpoint Compared to Placebo but Misses Key Secondary Endpoint Compared to Prednisolone Alone

Zalicus to Discontinue Further Synavive Development

CAMBRIDGE, Mass. – September 10, 2012 – Zalicus Inc. (NASDAQ: ZLCS), a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases, today announced top line results from its randomized, double-blind, placebo-controlled, Phase 2b clinical trial of Synavive® in rheumatoid arthritis (RA).

The Phase 2b trial demonstrated that patients treated with Synavive achieved a statistically significant improvement in signs and symptoms of moderate to severe RA compared to placebo, as measured by Disease Activity Score (DAS28-CRP), after 12 weeks of treatment, which represents a -0.9 change from baseline for Synavive (approximately 17% improvement) compared to a -0.5 change from baseline for placebo (approximately 10% improvement), but missed the key secondary endpoint of demonstrating a meaningful clinical benefit, assessed by DAS28-CRP, compared to prednisolone 2.7mg, the active glucocorticoid component in Synavive.

"In the absence of a clinically meaningful benefit with Synavive compared to its active glucocorticoid component, Zalicus will discontinue further clinical development with Synavive. These results are not only disappointing to Zalicus, but also to the many steroid-dependent patients who are seeking a safer treatment alternative,” said Mark H.N. Corrigan, MD, CEO of Zalicus. “Going forward we will focus our resources and efforts on advancing the clinical development of our ion channel programs including Z160, our first-in-class treatment for neuropathic pain which recently advanced into the first of two Phase 2a clinical trials, and Z944, our novel, oral, T-type calcium channel blocker which is completing multiple Phase 1 studies and if successful will advance into Phase 2 development in the first half of 2013.”

Study Design and Objectives

The Phase 2b clinical trial titled SYNERGY (SYNavivE for Reducing signs and sYmptoms of rheumatoid arthritis trial), was a 12-week, five-arm, global, double-blind, placebo-controlled study designed to evaluate the safety and efficacy of Synavive as a treatment for the signs and symptoms of RA in subjects with moderate to severe disease. All study subjects remained on stable dose DMARD therapy (e.g., methotrexate) in the six weeks leading up to and during study participation. The trial enrolled 259 subjects and was conducted in approximately 50 centers throughout the United States, Europe and Latin America. The primary objective of the trial was to evaluate Synavive efficacy compared to placebo, while key additional secondary objectives included evaluating the efficacy of Synavive compared to its individual components (2.7mg of Prednisolone and 360mg of Dipyramidamole) as well as how Synavive performed in comparison to 5mg of Prednisone, a commonly-prescribed low-dose glucocorticoid. To learn more about the SYNERGY trial please visit www.clinicaltrials.gov.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain and immuno-inflammatory diseases, including Z160 and Z944, and have entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidates Synavive, Z160 and Z944, their potential and its other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the clinical development of Zalicus’s product candidates, the unproven nature of the Zalicus cHTS drug discovery technology, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2012 Zalicus Inc. All rights reserved.

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     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com